Exhibit 3.3

STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.

ARTICLES SUPPLEMENTARY

StratCap Digital Infrastructure REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:                     Under a power contained in Section 5.1 of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, reclassified 94,000,000 authorized but unissued shares of Class A Common Stock, $0.01 par value per share, of the Corporation (the “Class A Common Shares”) as shares of Class S Common Stock, $0.01 par value per share, of the Corporation (the “Class S Common Shares”) and 97,000,000 authorized but unissued shares of Class AX Common Stock, $0.01 par value per share, of the Corporation (the “Class AX Common Shares”) as shares of Class T Common Stock, $0.01 par value per share, of the Corporation (the “Class T Common Shares”), in each case with the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption set forth below, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. The total numbers of Class A Common Shares, Class AX Common Shares, shares of Class D Common Stock, $0.01 par value per share, shares of Class DX Common Stock, $0.01 par value per share, shares of Class I Common Stock, $0.01 par value per share, shares of Class IX Common Stock, $0.01 par value per share, Class S Common Shares and Class T Common Shares which the Corporation has authority to issue after giving effect to these Articles Supplementary are 6,000,000, 3,000,000, 100,000,000, 100,000,000, 100,000,000, 100,000,000, 94,000,000 and 97,000,000, respectively. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.

Class S Common Shares and Class T Common Shares

(1)           Designation and Number. 94,000,000 Common Shares shall be classified as Class S Common Stock, $0.01 par value per share (the “Class S Common Shares”), and 97,000,000 Common Shares shall be classified as Class T Common Stock, $0.01 par value per share (the “Class T Common Shares”).

(2)           Definitions. As used herein, the following term shall have the following meaning unless the context otherwise requires:

“Class S Conversion Rate” shall mean the fraction, the numerator of which is the Class S NAV Per Share and the denominator of which is the Class I NAV Per Share.

“Class S NAV Per Share” shall mean the net asset value of the Corporation allocable to the Class S Common Shares (including any reduction for Stockholder Servicing Fees as described in the Prospectus), determined as described in the Prospectus, divided by the number of outstanding Class S Common Shares.

“Class T Conversion Rate” shall mean the fraction, the numerator of which is the Class T NAV Per Share and the denominator of which is the Class I NAV Per Share.

“Class T NAV Per Share” shall mean the net asset value of the Corporation allocable to the Class T Common Shares (including any reduction for Stockholder Servicing Fees as described in the Prospectus), determined as described in the Prospectus, divided by the number of outstanding Class T Common Shares.

(3)           Conversion of Class S Common Shares and Class T Common Shares Upon Certain Other Events.

(a)            Each Class S Common Share held in a Stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Shares equal to the Class S Conversion Rate on the earliest of (i) a merger or consolidation of the Corporation with or into another entity or the sale or other disposition of all or substantially all of the Corporation’s assets, (ii) the end of the month in which the Dealer Manager in conjunction with the Corporation’s transfer agent determines that total Selling Commissions and Stockholder Servicing Fees paid with respect to the Shares held by such Stockholder within such account would exceed, in the aggregate, 8.75% of the sum of the Gross Proceeds from the sale of such Shares and the aggregate Reinvestment Proceeds of any Shares issued under a Reinvestment Plan upon the reinvestment of Distributions paid with respect to such Shares or with respect to any Shares issued under a Reinvestment Plan directly or indirectly attributable to such Shares, and (iii) after termination of the primary portion of the Offering in which such Class S Common Shares were sold, the end of the month in which the Corporation, with the assistance of the Dealer Manager, determines that Total Corporation-Level Underwriting Compensation paid with respect to such Offering is equal to ten percent of the Gross Proceeds of the primary portion of such Offering.

(b)            Each Class T Common Share held in a Stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Shares equal to the Class T Conversion Rate on the earliest of (i) a merger or consolidation of the Corporation with or into another entity or the sale or other disposition of all or substantially all of the Corporation’s assets, (ii) the end of the month in which the Dealer Manager in conjunction with the Corporation’s transfer agent determines that total Selling Commissions and Stockholder Servicing Fees paid with respect to the Shares held by such Stockholder within such account would exceed, in the aggregate, 8.75% (or such lower limit as set forth in the applicable agreement between the Dealer Manager and a Soliciting Dealer at the time such Class T Common Share was issued) of the sum of the Gross Proceeds from the sale of such Shares and the aggregate Reinvestment Proceeds of any Shares issued under a Reinvestment Plan upon the reinvestment of Distributions paid with respect to such Shares or with respect to any Shares issued under a Reinvestment Plan directly or indirectly attributable to such Shares, and (iii) after termination of the primary portion of the Offering in which such Class T Common Shares were sold, the end of the month in which the Corporation, with the assistance of the Dealer Manager, determines that Total Corporation-Level Underwriting Compensation paid with respect to such Offering is equal to ten percent of the Gross Proceeds of the primary portion of such Offering.

(4)           Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any Distribution of the assets of the Corporation, the holder of each Class S Common Share shall be entitled to be paid, out of the assets of the Corporation that are legally available for Distribution to the holders of the Common Shares, a liquidation payment equal to the Class S NAV Per Share and the holder of each Class T Common Share shall be entitled to be paid, out of the assets of the Corporation that are legally available for Distribution to the holders of the Common Shares, a liquidation payment equal to the Class T NAV Per Share.

SECOND:                The Class S Common Shares and the Class T Common Shares have been reclassified by the Board of Directors under the authority contained in the Charter.

THIRD:                   These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH:                The undersigned acknowledges the foregoing Articles Supplementary to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Chief Financial Officer, Treasurer and Secretary on this 21st day of January, 2025.

ATTEST:	STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.

/s/ Abarna Meecham	/s/ James Condon
Name: Abarna Meecham	Name: James Condon
Title: Chief Financial Officer, Treasurer and Secretary	Title: President

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